SUBSIDIARIES OF THE REGISTRANT



SUBSIDIARY                                               STATE OF INCORPORATION
----------                                               ----------------------

Fields Aircraft Spares Incorporated                      California

Fields Aero Management, Inc.                             California

Flightways Manufacturing, Inc.                           California


Each of the subsidiaries listed above is a wholly owned subsidiary of the Company, except that the Company owns over 99% of Flightways Manufacturing, Inc.

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